Exhibit 99.1

Manitex International, Inc. Reports 2nd Quarter 2014 Results

Quarterly Sales Increase 9.3% To A Record $68.4 Million

Net Income increases 13.3% to $3.0 Million

Bridgeview, IL, August 6, 2014 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced second quarter 2014 results.

Second Quarter 2014 Financial Highlights:

•	Second Quarter Net revenues rose 9.3% to a record $68.4 million, from $62.6 million in the year ago period.

•	Consolidated backlog at June 30, 2014 increased 32.7% to $102.5 million, from $77.3 million at December 31, 2013, and 2.5% from $100.0 million at March 31, 2014.

•	Second Quarter Net income was $3.0 million, an increase of $0.3 million or 12.5% from the second quarter of 2013 of 2.7 million. Earnings per share of $0.22 were unchanged compared to the year ago period.

•	Second Quarter EBITDA (1) of $6.3 million or 9.2% of sales, increased 14.2% from $5.5 million and 8.8% of sales in the prior year’s period and was a quarterly record for the Company.

Subsequent to the end of the quarter,

•	Announced an agreement to acquire, subject to Italian court approval, PM Group S.P.A., a leading Italian manufacturer of truck mounted hydraulic knuckle boom cranes with trailing twelve months (TTM) revenues through June 2014 of approximately $106 million.

•	Announced that its Manitex Liftking operation has been awarded its third military contract for specialized military specification equipment with approximate revenues of between $30 -$45 million over the next five years. This award from the US Navy brings the value of contracts for deliveries in the next five years secured by Manitex Liftking in the past fourteen months to a range of $75 - $125 million

“Chairman and Chief Executive Officer, David Langevin, commented, “While our quarterly results were slightly below plan, we continued to grow our revenues to new highs with solid bottom line net income while EBITDA margins were in-line with our historic levels. The strategic direction we’ve taken to expand our product portfolio and diversify our revenue sources through in-house development and acquisitions continues to serve us well. We saw gradual improvement in demand from Europe produce improved order intake and product sales. Our backlog is up, though modestly, and unit production too, has moved higher compared to a year ago. We are excited about our recently announced pending acquisition of PM Group, and look forward to completing the acquisition and as we move forward, producing increased revenues and profits for our shareholders. While the transaction is not anticipated to close until the fourth quarter, we look forward to emerging from 2014 as a much larger and stronger entity and moving on into 2015 we will be growing into a new stage in our development from a base in excess of $350 million in pro-forma run-rate revenues.”

Second quarter 2014 revenues increased $5.8 million or 9.3% from the second quarter 2013 to $68.4 million a quarterly record for the Company. However, the quarter’s revenues would have exceeded $70 million if not for a number of government ordered units that shipped internationally at the end of the quarter that were still in transit and therefore unrecognized at the quarters end. Second quarter 2014 revenues include the benefit of $6.4 million

— more —

from the Sabre and Valla acquisitions made subsequent to the prior year period. Crane revenues were flat year over year and also reflected a higher percentage of lower capacity models from an improved general construction environment. Material handling revenues were lower from reduced commercial product sales but also from the previously mentioned in–transit shipments. Container handling revenues at our European CVS operation were strongly up, increasing 38% from the prior year quarter resulting from increased demand from both European and international markets. Strong demand, consistent order levels, and increased shipments in the quarter resulted in higher backlog at June 30, 2014 to $102.5 million. This represents an increase of over $25 million or 32.7% from December 31, 2013 and a sequential quarterly increase of $2.5 million or 2.5%.

Net income for the quarter of $3.0 million was equal to the highest achieved by the company to date, and reflected an increase of $0.3 million year over year and a sequential quarter’s increase of $1.1 million or 59%. Compared to the second quarter of 2013, higher revenues of $5.8 million combined with a 40 basis point decrease in gross profit percent principally from product mix, generated an increase in gross profit of $0.9 million. Operating expenses increased $0.3 million, including $0.8 million related to companies acquired since the second quarter of 2013. SG&A expenses were 10.8% of sales, compared to 11.3% for the second quarter of 2013, and remain controlled within management’s target range. The other principal factor influencing operating income was $0.2 million of increased tax expense attributable to higher income and to an increase in the effective tax rate to 32.5% from 31.2% for the second quarter of 2013. The principal factor accounting for the increase in the effective tax rate was the absence of R&D tax credits as such provision expired as of December 31 2013.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “This was a very positive and exciting quarter as we announced not only record quarterly revenue and net income but also took very important steps in building our company. Just after quarter end, we announced the agreement to acquire PM Group S.p.A. a leading manufacturer of knuckle boom cranes and a third consecutive multi-million dollar military contract award, both, which will add further to the bright prospects for our group. In addition, the second quarter saw another increase in our backlog with particular strength in orders for our CVS container handling product. From an operational aspect, as anticipated, our gross margin for the quarter improved 80 basis points from the first quarter of 2014 and at 19.2% was also comparable to the 19.6% of the second quarter of 2013. Our balance sheet remains in good shape, as reflected in our current ratio of 2.5, a net debt to capitalization ratio of 38.5%,and interest coverage ratio of 7.0 times. With 12 month trailing EBITDA of $22.9 million, an increase of 3.5% from the first quarter of 2014, our debt to EBITDA ratio is 2.6 times at June 30 2014.”

(1)	EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time to discuss the results with the investment community. Anyone interested in participating should call 1-888-500-6950 if calling within the United States or 1-719-325-2469 if calling internationally. A replay will be available until August 13, 2014 which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 1509705 to access the replay

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. designs, manufactures and markets a portfolio of highly engineered and customizable lifting, material and container handling equipment, spanning boom truck, telescopic, rough terrain and industrial cranes, reach stackers and associated container handling equipment, rough terrain forklifts, mobile liquid and solid containment solutions, and specialized trailers and mission oriented vehicles, including parts support. We have accumulated nearly a dozen brands since going public in 2006 and operate internationally through eight subsidiaries with design and manufacturing facilities in the USA, Canada and Italy.

Manitex Inc, in Georgetown, TX, manufactures a comprehensive line of boom truck and telescopic cranes and sign cranes , primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Badger Equipment Company, in Winona, MN, manufactures specialized rough terrain and industrial cranes and primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in commercial applications and by the world’s largest military and peace keeping organizations. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex Sabre based in Knox, Indiana, builds mobile specialized tanks for liquid storage and containment solutions for a variety of end markets such as petrochemical, waste management and oil and gas drilling. Manitex Valla located in Piacenza, Italy, manufactures a full range of mobile precision pick and carry cranes from 2 to 90 tons, using electric, diesel, and hybrid power options with configurable special applications designed specifically to meet the needs of its customers.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, PM knuckle boom cranes and our own Manitex International brands. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used and refurbished lifting and construction equipment of various ages and conditions as well as operating a rental fleet of equipment to the Tri-state area.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$68,399	$62,554	$130,975	$122,120
Cost of sales	55,255	50,294	106,227	99,624

Gross profit	13,144	12,260	24,748	22,496
Operating expenses
Research and development costs	578	606	1,298	1,418
Selling, general and administrative expenses	7,388	7,050	14,661	13,217

Total operating expenses	7,966	7,656	15,959	14,635

Operating income	5,178	4,604	8,789	7,861
Other income (expense)
Interest expense	(716)	(751)	(1,521)	(1,344)
Foreign currency transaction gain (loss)	86	11	75	(52)
Other income (loss)	(125)	(5)	(138)	(9)

Total other expense	(755)	(745)	(1,584)	(1,405)

Income before income taxes	4,423	3,859	7,205	6,456
Income tax	1,437	1,204	2,342	1,890

Net income	$2,986	$2,655	$4,863	$4,566

Earnings Per Share
Basic	$0.22	$0.22	$0.35	$0.37
Diluted	$0.22	$0.22	$0.35	$0.37
Weighted average common shares outstanding
Basic	13,822,383	12,295,879	13,814,848	12,285,819
Diluted	13,874,289	12,337,493	13,857,398	12,322,642

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2014	December 31, 2013
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$3,189	$6,091
Trade receivables (net)	52,704	38,170
Accounts receivable finance	217	326
Other receivables	312	1,541
Inventory (net)	79,760	72,734
Deferred tax asset	1,272	1,272
Prepaid expense and other	2,444	1,669

Total current assets	139,898	121,803

Total fixed assets (net)	10,477	11,143
Intangible assets (net)	22,697	24,036
Deferred tax asset	2,118	2,117
Goodwill	22,492	22,514
Other long-term assets	1,033	1,031

Total assets	$198,715	$182,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$9,470	$6,910
Revolving credit facilities	2,625	2,707
Current portion of capital lease obligations	1,733	1,812
Accounts payable	29,066	24,974
Accounts payable related parties	932	789
Accrued expenses	8,507	8,808
Other current liabilities	3,173	1,930

Total current liabilities	55,506	47,930

Long-term liabilities
Revolving term credit facilities	41,442	37,306
Deferred tax liability	4,075	4,074
Notes payable	2,205	2,512
Capital lease obligations	2,353	2,984
Deferred gain on sale of building	1,458	1,648
Other long-term liabilities	1,178	1,199

Total long-term liabilities	52,711	49,723

Total liabilities	108,217	97,653

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2014 and December 31, 2013	—	—
Common Stock—no par value 20,000,000 shares authorized, 13,822,918 and 13,801,277 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	68,894	68,554
Paid in capital	1,557	1,191
Retained earnings	19,720	14,857
Accumulated other comprehensive income	327	389

Total shareholders’ equity	90,498	84,991

Total liabilities and shareholders’ equity	$198,715	$182,644

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2014	2013
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$4,863	$4,566
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	2,226	1,773
Changes in allowances for doubtful accounts	78	162
Changes in inventory reserves	(123)	(76)
Deferred income taxes	—	34
Share based compensation	712	467
Loss on disposal of fixed assets	—	4
Reserves for uncertain tax provisions	10	19
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(13,490)	(3,303)
(Increase) decrease in accounts receivable finance	107	190
(Increase) decrease in inventory	(6,958)	(6,890)
(Increase) decrease in prepaid expenses	(775)	(297)
(Increase) decrease in other assets	(2)	31
Increase (decrease) in accounts payable	4,308	1,501
Increase (decrease) in accrued expense	(277)	(175)
Increase (decrease) in other current liabilities	1,256	(37)
Increase (decrease) in other long-term liabilities	(31)	(35)

Net cash used for operating activities	(8,096)	(2,066)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	—	12
Purchase of property and equipment	(446)	(804)

Net cash used for investing activities	(446)	(792)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	4,103	4,161
Net borrowings (repayments) on working capital facilities	2,350	(546)
New borrowings—notes payable	677	809
Note payments	(725)	(536)
Shares repurchased for income tax withholding on share-based compensation	(6)	—
Proceeds from capital leases	—	827
Payments on capital lease obligations	(710)	(509)

Net cash provided by financing activities	5,689	4,206

Net (decrease) increase in cash and cash equivalents	(2,853)	1,348
Effect of exchange rate change on cash	(49)	(66)
Cash and cash equivalents at the beginning of the year	6,091	1,889

Cash and cash equivalents at end of period	$3,189	$3,171

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the three month period ended June 30, 2014, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and six month periods ended June 30, 2014 and 2013 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	2,986	2,655	4,863	4,566
Income tax	1,437	1,204	2,342	1,890
Interest expense	716	751	1,521	1,344
Foreign currency transaction losses (gain)	(86)	(11)	(75)	52
Other (income) expense	125	5	138	9
Depreciation & Amortization	1,115	909	2,226	1,773

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$6,293	$5,513	$11,015	$9,634

EBITDA % to sales	9.2%	8.8%	8.4%	7.9%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2014	March 31, 2014	December 31, 2013
Backlog	$102,517	$100,023	$77,281

6/30/2014 increase v prior period		2.5%	32.7%

Current Ratio is calculated by dividing current assets by current liabilities.

	June 30, 2014	December 31, 2013
Current Assets	$139,898	$121,803
Current Liabilities	$55,506	$47,930

Current Ratio	2.5	2.5

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit. Debt to EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month EBITDA.

	June 30, 2014	December 31, 2013
Current portion of long term debt	$9,470	$6,910
Current portion of capital lease obligations	1,733	1,812
Revolving credit facilities	2,625	2,707
Revolving term credit facilities	41,442	37,306
Notes payable – long term	2,205	2,512
Capital lease obligations	2,353	2,984

Debt	$59,828	$54,231

Trailing 12 month EBITDA	$22,864	$21,483
Debt to EBITDA Ratio	2.6	2.5

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (July 1 to June 30) by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period July 1, 2013 to June 30, 2014	12 Month Period July 1, 2012 to June 30, 2013
EBITDA	$22,864	$19,085
Interest Expense	3,158	2,534
Interest Cover Ratio	7.2	7.5

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	June 30, 2014	December 31, 2013
Trade receivables (net)	$52,704	$38,170
Other receivables	312	1,541
Inventory (net)	79,760	72,734
Less: Accounts payable	29,998	25,763

Total Operating Working Capital	$102,778	$86,682

% of Trailing Three Month Annualized Net Sales	37.6%	33.1%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
September 30, 2013	5,624
December 31, 2013	6,225
March 31, 2014	4,722
June 30, 2014	6,293

Trailing Twelve Months EBITDA	$22,864

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	June 30, 2014	December 31, 2013
Net sales	$68,399	$65,431
Multiplied by 4	4	4

Trailing Three Month Annualized Net Sales	$273,596	$261,724

Working capital is calculated as total current assets less total current liabilities

	June 30, 2014	December 31, 2013
Total Current Assets	$139,898	$121,803
Less: Total Current Liabilities	55,506	47,930

Working Capital	$84,392	$73,873